EXHIBIT 2.7





                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG
                    WESTERN INDUSTRIAL RESOURCES CORPORATION,
                             AN ARIZONA CORPORATION,
                        ORGANIC WASTE TECHNOLOGIES, INC.,
                             A DELAWARE CORPORATION,
                           BRUCE NAVE AND MARCIA NAVE,
                 AND, WITH RESPECT TO SECTIONS 6.4, 6.8 and 8.5,
                         EMCON, A CALIFORNIA CORPORATION








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                      TABLE OF CONTENTS
                                                                           Page

1.    Definitions ......................................................     55
      1.1         Affiliate ............................................     55
      1.2         Cash Consideration ...................................     55
      1.4         Closing Date .........................................     55
      1.5         Commission ...........................................     55
      1.6         "GAAP" ...............................................     55
      1.7         Governmental Entity ..................................     55
      1.8         Holder Knowledge .....................................     55
      1.9         Material Adverse Effect ..............................     55
      1.10        "Purchase" ...........................................     55
      1.11        Securities Act .......................................     55

2.    Purchase and Sale ................................................     56
      2.1         Purchase and Sale ....................................     56
      2.2         Aggregate Consideration ..............................     56
      2.3         Closing; Delivery ....................................     56

3.    Representations and Warranties of WI and the Sellers .............     56
      3.1         Organization, Standing and Power .....................     56
      3.2         Authority ............................................     57
      3.3         Title to Property ....................................     57
      3.4         Capital Structure ....................................     57
      3.5         Financial Statements .................................     58
      3.6         Absence of Certain Changes ...........................     58
      3.7         Absence of Undisclosed Liabilities ...................     58
      3.8         Governmental Authorization ...........................     58
      3.9         Litigation ...........................................     58
      3.10        Restrictions on Business Activities ..................     58
      3.11        Intellectual Property ................................     59
      3.12        Interested Party Transactions ........................     59
      3.13        Minute Books .........................................     59
      3.14        Complete Copies of Materials .........................     59
      3.15        Material Contracts ...................................     59
      3.16        Accounts Receivable ..................................     59
      3.17        Customers and Suppliers ..............................     60
      3.18        Employees and Consultants ............................     60
      3.19        Environmental Matters ................................     60
      3.20        Taxes ................................................     60
      3.21        Employee Benefit Plans ...............................     62
      3.22        Employee Matters .....................................     63
      3.23        Insurance ............................................     63
      3.24        Compliance With Laws .................................     63
      3.25        Ownership of Shares and Options ......................     63
      3.26        Information Supplied .................................     64
      3.27        Brokers or Finders ...................................     64
      3.28        Representations Complete .............................     64

4.    Representations and Warrantees of EMCON ..........................     64
      4.1         Organization, Standing and Power .....................     64
      4.2         Authority ............................................     64

5.    Preclosing Covenants of WI .......................................     64
      5.1         Conduct of Business of WI ............................     64
      5.2         Access to Information ................................     66
      5.3         Exclusivity ..........................................     66



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                      TABLE OF CONTENTS
                                                                            Page

6.    Mutual Covenants .................................................     66

      6.1         No Public Announcement ...............................     66
      6.2         Consents; Cooperation ................................     67
      6.3         Legal Requirements ...................................     67
      6.4         Confidentiality ......................................     67
      6.5         Public Disclosure ....................................     67
      6.6         Further Assurances ...................................     67
      6.7         Expenses .............................................     67

7.    Conditions to Each Party's Obligations ...........................     67
      7.1         No Injunctions or Restraints; Illegality .............     67
      7.2         Governmental Approval ................................     68

8.    Conditions to the Sellers' Obligations ...........................     68
      8.1         Accuracy of Representations and Warranties ...........     68
      8.2         Covenants and Conditions .............................     68
      8.3         Employment and Non-Competition Agreements ............     68
      8.4         Documents ............................................     68
      8.5         Release of Personal Guaranty .........................     68

9.    Conditions to Emcon's Obligations ................................     68
      9.1         Accuracy of Representations and Warranties ...........     68
      9.2         Covenants and Conditions .............................     68
      9.3         Certificate of Secretary .............................     68
      9.4         No Material Adverse Change ...........................     68
      9.5         Repayment and Cancellation of Promissory Note ........     68
      9.6         Third Party Consents .................................     68
      9.7         Employment and Non-Competition Agreements ............     69
      9.8         Delivery of Stock Certificates .......................     69
      9.9         Opinion of Counsel ...................................     69
      9.10        Termination of Employment Contracts ..................     69
      9.11        Documents ............................................     69

10.   Termination ......................................................     69
      10.1        Termination ..........................................     69
      10.2        Effect of Termination ................................     69
      10.3        Extension; Waiver ....................................     69
      10.4        Obligations Following Termination ....................     70

11.   Miscellaneous ....................................................     70
      11.1        Governing Law ........................................     70
      11.2        Notices ..............................................     70
      11.3        Binding Upon Successors and Assigns ..................     72
      11.4        Severability..........................................     72
      11.5        Remedies Cumulative ..................................     72
      11.6        Entire Agreement .....................................     72
      11.7        Counterparts .........................................     72
      11.8        Amendment and Waivers ................................     72
      11.9        Survival of Agreements ...............................     72
      11.10       Construction of Agreement ............................     72
      11.11       Absence of Third Party Beneficiary Rights ............     72



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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is effective as of the 4th day of December, 1998, by and among Western Industrial Resources Corporation, an Arizona corporation ("WI"), Organic Waste Technologies, Inc., a Delaware corporation ("OWT"), Bruce Nave and Marcia Nave (collectively, the "Sellers" and each a "Seller") and, with respect to Sections 6.4, 6.8 and 8.5, EMCON, a California Corporation ("EMCON").

                                    RECITALS


          A. The Sellers are the owners of all of the outstanding capital stock of WI (the "WI Shares") prior to the Closing Date (as defined below).


          B. OWT wishes to acquire the WI Shares in exchange for certain cash payments pursuant to the terms of this Agreement and each of the Sellers wishes to sell all WI Shares which he, she or it holds as of the Closing Date (as defined below) to OWT pursuant to the terms of this Agreement (the "Purchase").


          C. The parties hereto desire to set forth certain representations, warranties and covenants made by each of the other as an inducement to the consummation of the Purchase.

                                    AGREEMENT

         NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

         1.       Definitions.

                  1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

                  1.2 "Cash Consideration" shall mean the amount to be paid to the Sellers under Sections 2.2(a) and (b), subject to Section 2.2(c).

                  1.3 "Closing" shall have the meaning set forth in Section 2.3 hereof.

                  1.4 "Closing Date" shall have the meaning set forth in Section
2.3 hereof.

                  1.5 "Commission" shall mean the United States Securities and Exchange Commission.

                  1.6  "GAAP"   shall   mean   generally   accepted   accounting
principals.

                  1.7 "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, and any court or other tribunal).

                  1.8 "Knowledge" means any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

                  1.9 "Material Adverse Effect" means any reference with respect to any entity or group of entities to a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of such entity, taken as a whole. When the word "material" is not capitalized it shall mean material with respect to the matter referenced.

                  1.10 "Purchase" shall mean the purchase and sale of the WI shares as described in Section 2.1 hereof.

                  1.11 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.




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         2.       Purchase and Sale.

                  2.1 Purchase and Sale. At the Closing, the Sellers shall sell to OWT, and OWT shall purchase from the Sellers, all of the issued and outstanding WI Shares for the Cash Consideration described below.

                  2.2 Cash Consideration.

                      (a) The initial purchase price for the WI Shares shall be One Hundred Eighty Nine Thousand Dollars ($189,000), of which One Hundred Fifty Nine Thousand Dollars ($159,000) shall be paid to the Sellers at the Closing (the "Initial Payment") and Thirty Thousand Dollars ($30,000) shall be withheld pursuant to Section 2.2(c) hereof for payment of the Outstanding Tax Liabilities (as defined below). The Initial Payment will be allocated to each Seller pro rata based on the number of WI Shares being sold to OWT by such Seller.

                      (b) In addition to the Initial Payment, the Sellers will be eligible to earn additional consideration, regardless of the either Sellers' employment status with the Company, based on the performance of WI subsequent to the Closing, as described on Exhibit A attached hereto (each an "Earn-out Payment"). Each Earn-out Payment paid to Sellers, if any, will be allocated to each Seller pro rata based on the number of WI Shares sold to OWT by such Seller.

                      (c) OWT shall withhold Thirty Thousand Dollars ($30,000) from the Initial Consideration for payment to applicable tax authorities of interest and penalties paid or payable after September 21, 1998 and any undisclosed taxes as of the Closing (the "Outstanding Tax Liabilities"). In the event the Outstanding Tax Liabilities are less than $30,000 as of March 31, 1999, the amount of the shortfall shall be paid as soon as practicable by OWT to the Sellers pro rata based on the number of WI Shares sold to OWT by such Seller. In the event the Outstanding Tax Liabilities are greater than $30,000 as of March 31, 1999, the amount of the excess (the "Excess Liability") shall be paid as soon as practicable to OWT by Sellers pro rata based on the number of WI Shares sold to OWT by such Seller; provided, however, that any Excess Liability owed that is not assessed at March 31, 1999 or that is unpaid by the Sellers, shall be deducted from the first Earn-out Payment and, to the extent necessary, from each subsequent Earn-out Payment to the extent such subsequent Earn-out Payments are sufficient to offset the Excess Liability.

                  2.3 Closing; Delivery. The closing of the Purchase (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California at 10:00 a.m., on December 4, 1998 (the "Closing Date"), or at such other time and place as OWT and the Sellers shall mutually agree. At the Closing, each Seller shall deliver to OWT certificate(s) representing the WI Shares that the Seller is selling, duly endorsed or with assignments separate from certificate, against delivery to the Seller by OWT of a check in the amount of the Initial Payment due to such Seller.

          3. Representations and Warranties of WI and the Sellers. Except as disclosed in a document of even date herewith and delivered by WI to OWT prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "WI Disclosure Schedule"), each of the Sellers and WI, represents and warrants to OWT as follows (any representation or warranty of WI herein being deemed to be a representation and warranty of each Seller):

                  3.1 Organization, Standing and Power. WI is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. WI has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on WI. WI has delivered to OWT a true and correct copy of the Articles of Incorporation and Bylaws of WI each as amended to date. WI is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. WI does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  3.2 Authority.

                      (a) WI has, and will have as of the Closing Date, all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has, and as of the Closing Date the consummation of the transactions contemplated hereby will have been, duly authorized by all necessary corporate action on the part of WI. This Agreement has been duly executed and delivered by WI and constitutes the valid and binding obligation of WI enforceable against WI in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by WI does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any

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material  obligation or loss of any material  benefit under (i) any provision of the Articles of Incorporation or Bylaws of WI, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WI or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to WI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on WI and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                      (b) Each Seller has, and will have as of the Closing Date, all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has, and as of the Closing Date the consummation of the transactions contemplated hereby will have been, duly authorized by all necessary action on the part of each Seller, to the extent necessary. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. Any other agreements or documents required hereunder to be executed and delivered by each Seller at Closing will constitute the legal, valid and binding agreements of each Seller executing the same, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. The execution and delivery of this
Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of Seller's properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Seller and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                  3.3 Title to Property. WI has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the WI Balance Sheet or acquired after the WI Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the WI Balance Sheet Date in the ordinary course of business), and with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the WI Balance Sheet. The property and equipment of WI that are used in the operations of its businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of WI are reflected in the WI Balance Sheet to the extent GAAP require the same to be reflected. All leases to which WI is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to OWT. WI owns no real property.

                  3.4 Capital Structure.

                      (a) The authorized capital stock of WI consists of 100,000 shares of Common Stock. As of the Closing Date, there will be issued and outstanding 100,000 shares of Common Stock. All outstanding shares of Common Stock of WI are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of WI or any agreement to which WI is a party or by which it is bound.


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                      (b)  Except  for  the  rights  created  pursuant  to  this
Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which WI is a party or by which it is bound obligating WI to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Capital Stock of WI or obligating WI to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of WI's capital stock (i) between or among WI and any of its shareholders and (ii) to WI's knowledge, between or among any of WI's shareholders. All shares of outstanding Common Stock of WI were issued in compliance with all applicable federal and state securities laws.

                  3.5 Financial Statements. WI has delivered to OWT its unaudited financial statements for the fiscal year ended December 31, 1997, and for the nine-month period ended September 30, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP (except that the Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of WI as of the dates, and for the periods, indicated therein, subject to normal end of period adjustments. WI maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

                  3.6 Absence of Certain Changes. Since September 30, 1998 (the "WI Balance Sheet Date"), WI has conducted its business in the ordinary course consistent with past practice, and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on WI; (ii) any acquisition, sale or transfer of any material asset of WI other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by WI or any revaluation by WI of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of WI or any direct or indirect redemption, purchase or other acquisition by WI of any of its shares of capital stock; (v) any material contract entered into by WI, other than in the ordinary course of business and as provided to OWT, or any material amendment or termination of, or default under, any material contract to which WI is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of WI; (vii) any increase in or modification of the compensation or benefits payable or to become payable by WI to any of its directors or employees; or (viii) any negotiation or agreement by WI to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with OWT and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of WI's capital stock.

                  3.7 Absence of Undisclosed Liabilities. WI has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended September 30, 1998 (the "WI Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the WI Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the WI Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

                  3.8 Governmental Authorization. WI has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which WI currently operates or holds any interest in any of its properties or (ii) that is required for the operation of WI's business or the holding of any such interest, and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on WI.

                  3.9 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of WI, threatened against WI or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on WI. There is no judgment, decree or order against WI, or, to the knowledge of WI, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on WI. All litigation to which WI is a party (or, to the knowledge of WI, threatened to become a party) is disclosed in the WI Disclosure Schedule.

                  3.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon WI which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of WI, any acquisition of property by WI or the conduct of business by WI as currently conducted or as proposed to be conducted by WI.
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                  3.11 Intellectual Property.

                      (a) WI owns or is licensed or otherwise possesses legally enforceable rights to use, all patents, patent applications, trademarks, trade names, service marks, copyrights (whether registered or unregistered), and any applications therefor, maskworks, maskwork applications, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), client lists and tangible or intangible proprietary information and material ("Intellectual Property") that are used or currently proposed to be used in the business of WI as currently conducted or as proposed to be conducted by WI, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on WI. WI is the exclusive owner of all Intellectual Property. WI has not licensed any of the Intellectual Property on an exclusive basis.

                      (b) All patents, registered trademarks, service marks and copyrights held by WI are valid and subsisting. WI is not infringing, misappropriating or making unlawful use of, and has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. WI (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                      (c) All current and former officers, employees and consultants of WI have executed and delivered to WI an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to WI of any Intellectual Property arising from services performed for WI by such persons, the form of which has been supplied to OWT.

                  3.12 Interested Party Transactions. WI is not indebted to any director, officer, employee or agent of WI (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to WI.

                  3.13 Minute Books. The minute books of WI made available to OWT contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of WI through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  3.14 Complete Copies of Materials. WI has delivered or made available true and complete copies of each document which has been requested by OWT or its counsel in connection with their legal and accounting review of WI.

                  3.15 Material Contracts. All material contracts and agreements to which WI is a party are listed in the WI Disclosure Schedule hereto. With respect to each such agreement: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to WI, and to WI's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the WI nor, to WI's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by WI or, to WI's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. WI is not a party to any material oral contract, agreement or other arrangement other than as may be disclosed in the WI Disclosure Schedule.

                  3.16 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, are collectible in accordance with their terms at their recorded amounts and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on revaluation of the receivables.


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

                  3.17 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of WI's gross revenues during the 12 month period preceding the date hereof and no supplier of WI has canceled or otherwise terminated, or made any written threat to WI to cancel or otherwise terminate, its relationship with WI or has at any time on or after September 30, 1998 decreased materially its services or supplies to WI in the case of any such supplier, or its usage of the services or products of WI in the case of such customer, and to WI's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with WI or to decrease materially its services or supplies to WI or its usage of the services or products of WI, as the case may be. WI has not knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of WI.

                  3.18 Employees and Consultants. The WI Disclosure Schedule contains a list of the names of all employees and consultants of WI, their respective salaries or wages, other compensation and dates of employment and positions.

                  3.19 Environmental Matters.

                      (a) As used in this Agreement:

                         (i) "Environmental Laws" shall mean any federal,  state
or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                         (ii)  "Hazardous  Materials"  shall  mean any  toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                      (b) WI is not and has not been in violation of any Environmental Law relating to the properties or facilities of WI at which any part of WI's business is or has been conducted. WI has not used, generated, manufactured or stored on or under any part of its properties or facilities at which any part of WI's business is or has been conducted, or transported to or from any part thereof, any Hazardous Materials in violation of any applicable Environmental Laws. There has not been any presence, disposal, or release of any Hazardous Materials on, from or under any part of WI's properties or facilities at which any part of WI's business is or has been conducted. No civil, criminal or administrative action, proceeding or investigation is pending or, to WI's knowledge, threatened against WI, and WI is not aware of any facts or circumstances which could form the basis for assertion of a claim or liability, regarding non-compliance with Environmental Laws relating to WI's business.

                  3.20 Taxes.

                      (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other similar governmental charges, duties and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                      (b) Each of the Company and its Subsidiaries have accurately prepared and timely filed (or will so file) all federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations ("Returns") required to be filed at or before the Closing Date, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Each of the Company and its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

                      (c) Each of the Company and its Subsidiaries as of the Closing Date: (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been taken.



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


                      (d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that is not reflected as a liability on the Company Balance Sheet nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (e) Neither the Company nor any of its Subsidiaries has any liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                      (f) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

                      (g) The Company has made available to Buyer or its legal counsel copies of all foreign, federal and state income and all state sales and use Returns for the Company and all its Subsidiaries filed for all periods since their respective inceptions.

                      (h) There are (and immediately following the Closing Date there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company nor any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                      (i) Neither the Company nor any of its Subsidiaries has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

                      (j) None of the assets of the Company of any of its Subsidiaries are treated as "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

                      (k) As of the Closing Date, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries as an expense under applicable law.

                      (l) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                      (m) Neither the Company nor any of its Subsidiaries is a party to, or owes any amount under, any Tax sharing, indemnification or allocation agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                      (n) Each of the Company's and its Subsidiaries' Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on its respective Tax books and records. WI Disclosure Schedule sets forth the following information with respect to each of the Company and its Subsidiaries (or with respect to each of the Subsidiaries) as of the most recent practicable date: (i) the basis of the stockholder(s) of any Subsidiary it its stock (or the amount of any excess loss account); (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or any Subsidiary; and
(iii) the amount of any deferred gain or loss allocable to the Company or any Subsidiary arising out of any deferred intercompany transaction.

                      (o) Neither the Company nor any of its Subsidiaries is and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.


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
                      (p) Except as may be required as a result of the Purchase, the Company and its Subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of the transactions, events or accounting methods employed prior to Closing.

                      (q) WI Disclosure Schedule lists (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (ii) any expatriate tax programs or policies affecting the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in full compliance in all material respects with all terms and conditions required to maintain any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the Purchase will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

                  3.21 Employee Benefit Plans.

                      (a) The WI Disclosure Schedule lists, with respect to WI and any trade or business (whether or not incorporated) which is treated as a single employer with WI (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $5,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of WI and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of WI of greater than $5,000 remain for the benefit of or relating to, any present or former employee, consultant or director of WI (together, the "WI Employee Plans").

                      (b) WI has furnished to OWT a copy of each of the WI Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each WI
Employee Plan which is subject to reporting requirements under ERISA or the Code, provided copies of the Form 5500 reports filed for the last three plan years. Any WI Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation (to the extent required by the Code), or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. WI has also furnished OWT with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such WI Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any WI Employee Plan subject to Code Section 401(a).

                      (c) (i) None of the WI Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any WI Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each WI Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and WI and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the WI Employee Plans; (iv) neither WI nor any other ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the WI Employee Plans; (v) all material contributions required to be made by WI or any other ERISA Affiliate to any WI Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each WI Employee Plan for the current plan years; (vi) with respect to each WI Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no WI Employee Plan is covered by, and neither WI or ERISA

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

Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each WI Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, WI has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such WI Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of WI is threatened, against or with respect to any such WI Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither WI nor any other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                      (d) With respect to each WI Employee Plan, WI and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and
(ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not in the aggregate, have a Material Adverse Effect.

                      (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of WI or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                      (f) There has been no amendment to, written interpretation or announcement (whether or not written) by WI or any other ERISA Affiliate relating to, or change in participation or coverage under, any WI Employee Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in WI's financial statements.

                  3.22 Employee Matters. WI is in compliance with all currently applicable laws and regulations respecting discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except for such noncompliance as has not and would not reasonably be expected to have had a Material Adverse Effect on WI, and is not engaged in any unfair labor practice. There are no pending claims against WI under any workers' compensation plan or policy or for long term disability. WI has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of WI, threatened, between WI and its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on WI. WI is not a party to any collective bargaining agreement or other labor union contract nor does WI know of any activities or proceedings of any labor union to organize its employees. There has been no claim against WI based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortuous conduct, nor, to WI's knowledge, is there any basis for such claim. In addition, WI has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation earned up through the date of this Agreement.

                  3.23 Insurance. The WI Disclosure Schedule lists each policy of insurance and bonds held by WI. WI has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of WI. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and WI are otherwise in compliance with the terms of such policies and bonds. WI has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  3.24 Compliance With Laws. WI has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on WI.

                  3.25 Ownership of Shares and Options. Except as set forth in the WI Disclosure Schedule, each Seller owns of record and beneficially the number of shares of WI Common Stock indicated opposite such Seller's name in the WI Disclosure Schedule hereto, as applicable, with full right and authority to sell or exchange, as applicable, such securities hereunder, and upon delivery of such shares hereunder, OWT will receive good title thereto, free and clear of all mortgages, pledges or security interests and not subject to any agreements or understandings among any Persons with respect to the voting or transfer of such securities other than those arising under agreements to which EMCON or OWT is a party.

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


                  3.26 Information Supplied. Neither this Agreement, the WI Financial Statements, the WI Disclosure Schedule, the Exhibits attached to this Agreement, nor any other certificate or document furnished or to be furnished by WI or the Sellers pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact known to the Sellers or WI, respectively, or omits or will omit to state a material fact necessary to make the statements contained in such information not misleading in light of the circumstances under which such statements were made.

                  3.27 Brokers or Finders. Neither WI nor either of the Sellers nor any of such Sellers' agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

                  3.28 Representations Complete. None of the representations or warranties made by WI herein or in any Schedule or Exhibit hereto, including the WI Disclosure Schedule, or certificate furnished by WI pursuant to this Agreement or any written statement furnished to OWT pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          4. Representations and Warrantees of OWT. OWT represents and warrants to WI as follows:

                  4.1 Organization, Standing and Power. OWT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.2 Authority. OWT has, and will have as of the Closing Date, all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has, and as of the Closing Date the consummation of the transactions contemplated hereby will have been, duly authorized by all necessary corporate action on the part of OWT. This Agreement has been duly executed and delivered by OWT and constitutes the valid and binding obligation of OWT enforceable against OWT in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by OWT does not, and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of (with or without notice or lapse of time, or both) (i) any provision of the Certificate of Incorporation or Bylaws of OWT, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OWT or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to OWT in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on OWT and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

          5. Preclosing Covenants of WI

                  5.1 Conduct of Business of WI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, WI agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by OWT), to carry on its and its subsidiaries' business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to OWT's consent to the filing of material Tax Returns if applicable; to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensers, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. WI agrees to promptly notify OWT of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on WI and (y) any material change in its capitalization as set forth in Section 3.4. Without limiting the foregoing, except as expressly contemplated by this Agreement or the WI Disclosure Schedule, WI shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of OWT:


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                      (a) Charter  Documents.  Cause or permit any amendments to its Articles of Incorporation or Bylaws;


                      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                      (c) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

                      (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                      (e) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                      (f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                      (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

                      (h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                      (i) Agreements. Enter into, terminate or amend, in a manner which will adversely affect the business of WI (i) any agreement involving an obligation to pay or the right to receive $5,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of intellectual property rights or rights to market or sell WI products, or
(iii) any other agreement which is material to the business or prospects of WI.

                      (j) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $5,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the WI Financial Statements;

                      (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                      (l)  Insurance.   Materially  reduce  the  amount  of  any
material insurance coverage provided by existing insurance policies;

                      (m) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                      (n) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new employee, pay any special bonus or special remuneration (except payments made pursuant to written agreements outstanding on the date hereof), or increase the salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

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

                      (o) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                      (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with OWT prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                      (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its business;

                      (r) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                      (s)Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                      (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (s) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

                  5.2 Access to Information. Until the Closing, WI shall allow OWT and its agents and representatives reasonable access upon reasonable notice and during normal working hours to its files, books, records and offices including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses and personal property and financial condition. Until the Closing, WI shall cause its accountants to cooperate with OWT, OWT and their agents and representatives in making available all financial information requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                  5.3 Exclusivity.. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, WI or the Sellers shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving WI, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "WI Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any WI Acquisition Proposal, or (iii) agree to, approve or recommend any WI Acquisition Proposal.

                      (a) WI or the Sellers shall notify OWT no later than twenty-four (24) hours after receipt by WI (or its advisors) of any WI Acquisition Proposal or any request for nonpublic information in connection with a WI Acquisition Proposal or for access to the properties, books or records of WI by any person or entity that informs WI that it is considering making, or has made, a WI Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          6. Mutual Covenants..

                  6.1 No Public Announcement. Neither WI nor OWT shall make any public announcement concerning this Agreement, any memos, letters or other agreements or the discussions between the parties relating to the Purchase including the Letter of Intent dated September 21, 1998, between OWT and WI (the "Letter of Intent") without the prior written approval


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


of the other party, which approval will not be delayed or unreasonably withheld; provided that either party may make disclosure if required under applicable law, but only after reasonable consultation with the other.

                  6.2 Consents; Cooperation.. Each of OWT and WI shall promptly apply for or otherwise seek, and use reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement and shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with such transactions for the assignment thereof or otherwise.

                  6.3 Legal Requirements. Each of OWT and WI will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  6.4 Confidentiality. The parties acknowledge that EMCON, OWT and WI have previously executed a non-disclosure agreement dated August 1, 1998 (the "Non-Disclosure Agreement"), which Non-Disclosure Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

                  6.5 Public Disclosure. Unless otherwise permitted by this Agreement, OWT and WI shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with NASDAQ.

                  6.6 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  6.7 Expenses. WI is authorized to incur expenses for legal and accounting services to review this Agreement, the Employment Agreement and Non-Competition Agreement with Bruce Nave and the related documents comprising the transactions contemplated herein with the limitation that any such expenses that exceed $10,000 shall be borne exclusively by Bruce and Marcia Nave personally. Such expenses shall be paid after the Closing within a reasonable time after submission of an itemized billing statement by legal counsel and accounting advisor.

                  6.8 EMCON Stock Options. After the Closing, options to purchase an aggregate 10,000 shares of EMCON Common Stock shall be granted to employees of WI consistent with the standard terms of the EMCON 1998 Stock Option Plan.

          7. Conditions to Each Party's Obligations. The obligations of each party to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the party benefiting from such condition, but only in a writing executed by such party):

                  7.1 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Purchase shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on OWT or WI after the Closing, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Purchase, which makes the consummation of the Purchase illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.


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                  7.2  Governmental  Approval.  OWT and WI and their  respective subsidiaries shall have timely obtained from each applicable Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Purchase and the several transactions contemplated hereby, other than filings and approvals relating to the Purchase or affecting OWT's ownership of WI or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on OWT or WI after the Closing.

          8. Conditions to the Sellers' Obligations. The Sellers' obligations to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Sellers, but only in a writing signed by either Seller):

                  8.1 Accuracy of Representations and Warranties. The representations and warranties of OWT set forth in Section 4 shall be true in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing, and the Sellers shall receive a certificate to such effect signed by an officer of OWT.

                  8.2 Covenants and Conditions. All of the covenants of OWT contained in Sections 6 and all of the conditions set forth in Section 7 of this
Section 8 shall have been performed, complied with or satisfied in all material respects on or before the Closing, and the Sellers shall receive a certificate to such effect signed by an officer of OWT.

                  8.3 Employment and Non-Competition Agreements. OWT shall have executed and delivered to Bruce Nave an Employment and Non-Competition Agreement substantially in the form of Exhibit B attached hereto.

                  8.4 Documents. All of the documents required to be delivered by OWT pursuant to this Agreement shall have been delivered and the Sellers shall be reasonably satisfied with the content and form of all such documents.

                  8.5 Release of Personal Guaranty. EMCON, WI and each of the Sellers shall have entered into a Letter Agreement, substantially in the form attached hereto as Exhibit C, agreeing to and acknowledging the release of the personal guaranty granted by each of the Sellers to EMCON pursuant to a promissory note of WI dated October 23, 1998 in the principal amount of $27,000, a promissory note of WI dated October 29, 1998 in the principal amount of $10,000 and a promissory note of WI dated November 30, 1998 in the principal amount of $60,000.

          9. Conditions to OWT's Obligations. The obligations of OWT are subject to the fulfillment or satisfaction, on or before the Closing Date, of each of the following conditions (any one of which may be waived by OWT, but only in a writing signed by OWT):

                  9.1   Accuracy  of   Representations   and   Warranties.   The
representations and warranties of WI and the Sellers contained in Section 3 shall be true in all material respects, on and as of the Closing Date with the same force and effect as if they had been made at the Closing, and OWT shall have received a certificate to such effect signed by each of the Sellers.

                  9.2 Covenants and Conditions. All material respects with all of the covenants of the Sellers contained in Sections 5 and 0 and all of the conditions set forth in Section 7 and this Section 9 shall have been performed, complied with or satisfied in all material respects on or before the Closing, and OWT shall have received a certificate to such effect signed by each of the Sellers.

                  9.3 Certificate of Secretary. WI shall have delivered to OWT copies of its Articles of Incorporation, Bylaws and all resolutions adopted by the Board of Directors and shareholders of WI pertaining to the Purchase, each certified by the Secretary or an Assistant Secretary of WI as being accurate, complete and in full force and effect.

                  9.4 No Material Adverse Change. Since the Balance Sheet Date, there shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of WI, taken as a whole.

                  9.5 Repayment and Cancellation of Promissory Note.. OWT shall have received cash payment from the Sellers against the promissory note of WI in the principal amount of $89,000, and such promissory note and any accrued interest shall be canceled upon receipt of such payment pursuant to the terms thereof.

                  9.6 Third Party Consents. OWT shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval is required in connection with the Purchase.


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

                  9.7 Employment and Non-Competition Agreements. Bruce Nave shall have executed and delivered the Employment and Non-Competition Agreement.

                  9.8 Delivery of Stock Certificates. The Sellers shall have delivered to OWT stock certificates representing all of the outstanding capital stock of WI endorsed or accompanied by executed assignments separate from certificate.

                  9.9 Opinion of Counsel; WI Legal Expenses. OWT shall have received a written opinion from the offices of Mark A. Sippel, P.C., counsel to WI ("Sippel"), in substantially the form attached hereto as Exhibit D. OWT shall have received a statement from Sippel stating the amount of legal expenses accrued by WI as of the Closing Date, and the Sellers shall have delivered a check to OWT for any legal and accounting expenses in the aggregate over $10,000, pursuant to Section 6.7 hereof.

                  9.10 Termination of Employment Agreements. WI shall have terminated any oral or written employment agreements between WI and any of its employees.

                  9.11 Documents. All of the documents required to be delivered by WI or the Sellers pursuant to this Agreement shall have been delivered and OWT shall be reasonably satisfied with the content and form of all such documents.

          10. Termination.

                  10.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

                      (a) by the mutual written consent of each of the parties hereto;

                      (b) by either WI or OWT, if the Closing has not occurred by December 31, 1998, provided that the right to terminate this Agreement pursuant to this Section 10.1 (b) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

                      (c) by either OWT or WI if a court of competent jurisdiction or other Governmental Entity having jurisdiction over the matter shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Purchase, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement; or

                      (d) by either OWT or WI, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 9.1 or 9.2 (in the case of termination by OWT) or Section 8.1 or 8.2 (in the case of termination by WI) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

Any termination of this Agreement under this Section 10.1 shall be effective by the delivery of written notice of the terminating party to the other parties hereto.

                  10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, there shall be no liability or obligation on the part of OWT, WI or their respective officers, directors, or shareholders, except to the extent that such termination results from the breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 6.4 shall remain in full force and effect and survive any termination of this Agreement.

                  10.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


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


                  10.4 Obligations Following Termination. In the event of the termination of this Agreement:

                      (a) each party,  if so requested by the other party,  will
(i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its President or Vice President stating to such effect; and

                      (b) WI and OWT shall continue to abide by the provisions of the Non-Disclosure Agreement.

          11. Miscellaneous.

                  11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within San Mateo County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

                  11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by reputable nationwide overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):



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


                  (a) if to OWT:

                      Organic Waste Technologies, Inc.
                      7550 Lucerne Drive, #110
                      Cleveland, OH
                      Attention:  Mary Geiger, Chief Financial Officer
                      Fax:  (440) 891-0300

                      with a copy to:

                      Gray Cary Ware & Freidenrich LLP
                      400 Hamilton Avenue
                      Palo Alto, CA  94301
                      Attention:  Paul A. Blumenstein, Esq.
                      Fax:  (650) 328-3699

                  (b) if to WI:

                      Western Industrial Resources Corporation
                      4711 North Falcon Drive, Suite 201
                      Mesa, AZ  85215
                      Attention:  President

                      with a copy to:

                      Gray Cary Ware & Freidenrich LLP
                      400 Hamilton Avenue
                      Palo Alto, CA  94301
                      Attention:  Paul A. Blumenstein, Esq.
                      Fax:  (650) 328-3699

                  (c) if to the Sellers:

                      Bruce and Marcia Nave
                      2236 North Rico Circle
                      Mesa, AZ 85213

                      with a copy to:

                      Mark A. Sippel, P.C.
                      3260 North Hayden Road, Suite 214
                      Scottsdale, AZ 85251-6651
                      Attention:  Mark A. Sippel, Esq.

                  (d) if to EMCON:

                      EMCON
                      400 S. El Camino Real, Suite 1200
                      San Mateo, CA  94402
                      Attention:  R. Michael Momboisse, Chief Financial Officer
                      Fax:  (650) 375-0763

                      with a copy to:

                      Gray Cary Ware & Freidenrich LLP
                      400 Hamilton Avenue
                      Palo Alto, CA  94301
                      Attention:  Paul A. Blumenstein, Esq.
                      Fax:  (650) 328-3699



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

                  11.3 Binding  Upon  Successors  and  Assigns.  Subject to, and
unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

                  11.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                  11.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  11.6 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein (including the Non-Disclosure Agreement), and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                  11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

                  11.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                  11.9 Survival of Agreements. Except as otherwise provided for herein, all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  11.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

                  11.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WESTERN INDUSTRIAL RESOURCES              ORGANIC WASTE TECHNOLOGIES, INC.
CORPORATION

By:  /s/ Bruce Nave
-----------------------------
        Bruce Nave, President             By:/s/ Mary Geiger
                                          ------------------------------------
                                          Mary Geiger, Chief Financial Officer



/s/ Bruce Nave
-----------------------------
    Bruce Nave

/s/ Marcia Nave
-----------------------------
    Marcia Nave



EMCON



By:/s/ R. Michael Momboisse
----------------------------------------------------
       R. Michael Momboisse, Chief Financial Officer



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


                                    EXHIBITS


Exhibit A                      Earn-out Payment Schedule
Exhibit B                      Forms of Employment and Non-Competition Agreement
Exhibit C                      Form of Letter Agreement
Exhibit D                      Form of Legal Opinion






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



                                    EXHIBIT A

                            Earn-Out Payment Schedule


         OWT will pay to Sellers, as soon as practicable following the end of each of the calendar years 1999, 2000 and 2001, an amount equal to 50% of the amount by which WI's pre-tax income for such year exceeds the following milestone amounts:

                                                      Pretax
           Earning Period                        Income Milestone
           --------------                        ----------------
           Calendar 1999                             $100,000
           Calendar 2000                             $150,000
           Calendar 2001                             $200,000

         Calculation of WI's pretax income for purposes of the above earn-out will be based on the application of GAAP, consistently applied, including the use of accrual accounting. OWT shall not allocate any portion of its general corporate overhead to WI for the purposes of the above earn-out calculation, provided that, to the extent OWT incurs expenses (e.g., insurance, in-house or outside legal services, or accounting services) directly for the benefit of WI, or otherwise provide administrative services for the benefit of WI, the actual cost of such items, without markup, shall be charged to WI for purposes of such calculation.




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